Exhibit 99.1

Putnam County Savings Bank and CMS Bancorp, Inc.

Announce Expected Closing Date for Pending Merger

BREWSTER, NY and WHITE PLAINS, NY – 04/7/2015 – Putnam County Savings Bank (“PCSB”) and CMS Bancorp, Inc. (NASDAQ: CMSB) (“CMS”), the holding company for CMS Bank, jointly announced that they expect their previously announced merger of CMS and CMS Bank with and into PCSB to be completed on or about April 28, 2015. All required regulatory approvals for the merger have been received and the stockholders of CMS have approved the adoption of the merger agreement with PCSB. Upon completion of the transaction, CMS stockholders will receive cash merger consideration of $13.25 per share.

Luse Gorman, PC served as legal counsel and FinPro Capital Advisors, Inc. served as financial advisor to PCSB. Paul Hastings LLP served as legal counsel and Sandler O’Neill + Partners, L.P. served as financial advisor to CMS.

About PCSB

Putnam County Savings Bank, a New York chartered mutual savings bank, operates from its administrative headquarters in Brewster, New York, and 10 retail branch offices located in Putnam, Westchester, Rockland and Dutchess Counties, New York. At December 31, 2014, Putnam County Savings Bank had total assets, deposits and stockholders’ equity of $991.0 million, $855.0 million and $112.3 million, respectively.

About CMS

CMS Bancorp, Inc. is the holding company of CMS Bank, a New York chartered stock savings bank, and provides a full range of banking services to both individual and business customers through its administrative headquarters in White Plains, New York and 5 retail branch facilities located in Westchester County, New York. CMS Bancorp, Inc. is traded on the NASDAQ Global Market under the trading symbol “CMSB.” At December 31, 2014, CMS Bancorp, Inc. had total assets, deposits and stockholders’ equity of $267.5 million, $214.7 million and $22.1 million, respectively.

Forward-Looking Statements

The foregoing material contains forward-looking statements concerning PCSB and CMS. We caution that such statements are subject to certain risks and a number of uncertainties that may adversely affect the business, financial condition and results of operations of PCSB and CMS. These forward-looking statements include, without limitation, statements relating to the closing of the proposed transaction between PCSB and CMS. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’ control, including the parties’ ability to consummate the transaction or to satisfy the conditions to completion of the transaction, including the parties’ ability to meet expectations regarding the timing of the transaction. Readers should not place undue reliance on any forward-looking statements. PCSB and CMS do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For further information contact:

Joseph D. Roberto

Chairman, President and CEO

Putnam County Savings Bank

(845) 279-7101

John E. Ritacco

President and CEO

CMS Bancorp, Inc.

(914) 422-2700